Exhibit 99.1

SMITH MICRO SOFTWARE SIGNS DEFINITIVE AGREEMENT ACQUIRING
E FRONTIER’S 3D GRAPHIC AND ANIMATION SOFTWARE SOLUTIONS
World-Class 3D Solutions Bolster Smith Micro’s Growing Multimedia and Consumer Product Lines
Aliso Viejo, CA — November 15, 2007 — Smith Micro Software, Inc. (NASDAQ: SMSI) today announced that it will add the popular e frontier 3D graphic and animation solutions Poser®, Anime Studio™ and Manga Studio™ to its growing lineup of consumer-focused products. Smith Micro will acquire ownership and distribution rights of certain e frontier assets for $6 million in cash and anticipates the deal to be immediately accretive upon close of transaction, expected in the fourth quarter of 2007. e frontier had total revenues in excess of $7 million for their fiscal year ending March 2007.
“The rapid advancement of technology has made computer animation and 3D modeling available to everyone and the animation industry is one of the hottest growth segments within the consumer marketplace,” said William W. Smith, Jr., President and CEO of Smith Micro Software, Inc. “We are excited to significantly broaden our consumer portfolio with the addition of Poser, Manga Studio and Anime Studio. These popular products not only compliment our current multimedia offerings, but positions Smith Micro as a leading player in this space.”
Mr. Smith concluded, “As a part of this transaction we also acquired all the rights for the Aquazone product line. This includes the new Aquazone Mobile Edition that is available exclusively in Japan to NTT DoCoMo and Softbank mobile subscribers. Our goal is to capitalize on our strong presence in the wireless marketplace and introduce the Aquazone Mobile Edition to our wireless partners and mobile users throughout the world.”
The fast growing global animation and 3D market reached nearly $60 billion in sales in 2006 and is expected to pass the $80 billion sales mark by 2010.* The Poser’s 3D figure design and animation program has a strong following of more than 500,000 users and is growing. Manga Studio, originally created in Japan as ComicStudio, has become the number one selling Manga software worldwide. Anime Studio is a complete animation solution for creating 2D movies, cartoons, anime or cut-out animations and is ideal for animators of any caliber.
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About Smith Micro Software, Inc.
Smith Micro Software, Inc., headquartered in Aliso Viejo, California, with offices in Europe and Asia, develops and markets wireless multimedia and communications solutions, mobile device management products, image and data compression solutions and many award winning software products. Smith Micro’s complete line of products is available through Smith Micro’s Enterprise, Channel and OEM Sales Groups, and direct from its websites, retail and value-added resellers (VARs) partners. Smith Micro’s common stock trades on the NASDAQ Global Market under the symbol SMSI.
Safe Harbor Statement: This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s financial prospects and projections, the company’s ability to increase its business and the anticipated timing and financial performance of new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, fluctuations or cancellations in orders from customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those presented in any forward-looking statements. Smith Micro assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
*Information taken from the Roncarelli Report
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

PRESS INQUIRIES:
Nisha Kapoor-Morris Smith Micro Software, Inc (949) 360-8510 nkmorris@smithmicro.com

INVESTOR RELATIONS INQUIRIES:

Bruce T. Quigley	Charles Messman, Todd Kehrli
Smith Micro Software, Inc. Vice President of Corporate Development and Investor Relations +1 (949) 362-5800 bruce.quigley@smithmicro.com	MKR Group +1 (323) 468-2300 smsi@mkr-group.com
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